Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in Registration Statements (No. 333-239093 and No. 333-263121) on Form S-8 of Vroom, Inc. of our report dated March 12, 2021, except for Note 14 as to which the date is April 8, 2022, relating to the December 31, 2020 consolidated financial statements of United PanAm Financial Corp. and its subsidiaries, appearing in this Current Report on Form 8-K/A filed by Vroom, Inc. on April 8, 2022.

/s/ RSM US LLP

Los Angeles, California

April 8, 2022